UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2007

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

000-52281

(Commission File Number)

Bermuda	98-0499286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 441-295-2244

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 11, 2007, Energy XXI (Bermuda) Limited (the "Company") announced the appointment of Hugh A. Menown as Vice President and Chief Accounting Officer of the Company.

Mr. Menown, 48, has more than 26 years of experience in mergers and acquisitions, auditing and managerial finance, and has been performing similar roles at Energy XXI on a consultant basis since August 2006.  He previously worked with Quanta Services, Inc. performing due diligence on a number of acquisitions as well as serving as chief financial officer for two of Quanta’s operating companies.  From 1987 to 1999, Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. Menown serves on the board of directors of Particle Drilling Technologies, Inc. (NASDAQ: PDRT) as chairman of the audit committee and a member of the compensation committee. He is a certified public accountant and a 1980 graduate of the University of Missouri - Columbia - with a bachelor’s degree in business administration.

Mr. Menown will receive an annual salary of $200,000 and will be eligible for a target bonus of 50% of his base salary under the Company's bonus plan. In addition, Mr. Menown was granted a total of 75,000 shares of restricted stock units under the Company’s Restricted Stock Plan. The restricted stock units will vest in three equal installments on the anniversary date of the grant. Mr. Menown also received a grant of $30,000 in the Company’s common stock which is fully vested. Finally, Mr. Menown will be eligible to receive the other benefits typically afforded other executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

Dated: May 17, 2007	By	/S/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer